Exhibit 24

COLE NATIONAL GROUP, INC.

POWER OF ATTORNEY

     Each of the undersigned officers and/or directors of Cole National Group, a Delaware corporation (the “Corporation”), hereby constitutes and appoints Lawrence Pollock, Lawrence Hyatt, Joseph Gaglioti, Ann Holt and Leslie Dunn, and each of them, as the true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for the undersigned and in the name, place and stead of the undersigned, to sign on behalf of the undersigned an Annual Report on Form 10-K for the fiscal year ended January 31, 2004, pursuant to Section 13 of the Securities Exchange Act of 1934 and to sign any and all amendments to such Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney or attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 1st day of April, 2004.

/s/ Jeffrey A. Cole	/s/ Larry Pollock

Jeffrey A. Cole, Director	Lawrence Pollock, Director and Principal Executive Officer

/s Timothy F. Finley	/s/ Irwin N. Gold

Timothy F. Finley, Director	Irwin N. Gold, Director

/s/ Charles A. Ratner	/s/ Peter V. Handal

Charles A. Ratner, Director	Peter V. Handal, Director

/s/ Ronald E. Eilers	/s/ Walter J. Salmon

Ronald E. Eilers, Director	Walter J. Salmon, Director

/s/ Lawrence E. Hyatt	/s/ Ann M. Holt

Lawrence E. Hyatt, Principal Financial Officer	Ann Holt, Principal Accounting Officer